               --------------------------------------------------
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                          AGREEMENT AND PLAN OF MERGER

                                     between

                              FLCH HOLDINGS CORP.\

                             FLCH ACQUISITION CORP.

                                       and

                         COMMUNITY HEALTH SYSTEMS, INC.

                            Dated as of June 9, 1996


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               --------------------------------------------------

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                                TABLE OF CONTENTS

                                                                         Page
ARTICLE 1      . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    1.  The Offer. . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.1.  The Offer. . . . . . . . . . . . . . . . . . . . . . . .    1
        1.2.  Actions by Purchaser and Merger Sub. . . . . . . . . . .    2
        1.3.  Actions by the Company . . . . . . . . . . . . . . . . .    3
        1.4.  Directors. . . . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE 2      . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
    2.  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        2.1.  The Merger . . . . . . . . . . . . . . . . . . . . . . .    6
        2.2.  The Closing. . . . . . . . . . . . . . . . . . . . . . .    6
        2.3.  Effective Time . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE 3      . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
    3.  Certificate of Incorporation and Bylaws of the Surviving
        Corporation. . . . . . . . . . . . . . . . . . . . . . . . . .    7
        3.1.  Certificate of Incorporation . . . . . . . . . . . . . .    7
        3.2.  Bylaws . . . . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE 4      . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
    4.  Directors and Officers of the Surviving Corporation. . . . . .    7
        4.1.  Directors. . . . . . . . . . . . . . . . . . . . . . . .    7
        4.2.  Officers . . . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE 5      . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
    5.  Effect of the Merger on Securities of Merger Sub and
        the Company. . . . . . . . . . . . . . . . . . . . . . . . . .    7
        5.1.  Merger Sub Stock.. . . . . . . . . . . . . . . . . . . .    8
        5.2.  Company Securities.. . . . . . . . . . . . . . . . . . .    9
        5.3.  Exchange of Certificates Representing Common Stock.. . .   10
        5.4.  Adjustment of Merger Consideration . . . . . . . . . . .   11
        5.5.  Dissenting Company Stockholders. . . . . . . . . . . . .   11
        5.6.  Merger Without Meeting of Stockholders . . . . . . . . .   12

ARTICLE 6      . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
    6.  Representations and Warranties of Company. . . . . . . . . . .   12
        6.1.  Existence; Good Standing; Corporate Authority. . . . . .   12
        6.2.  Authorization, Validity and Effect of Agreements . . . .   13
        6.3.  Compliance with Laws . . . . . . . . . . . . . . . . . .   13

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        6.4.  Capitalization . . . . . . . . . . . . . . . . . . . . .   13
        6.5.  Subsidiaries . . . . . . . . . . . . . . . . . . . . . .   14
        6.6.  No Violation . . . . . . . . . . . . . . . . . . . . . .   15
        6.7.  Company Reports; Offer Documents . . . . . . . . . . . .   15
        6.8.  Litigation . . . . . . . . . . . . . . . . . . . . . . .   17
        6.9.  Absence of Certain Changes . . . . . . . . . . . . . . .   17
        6.10. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .   18
        6.11. Employee Benefit Plans . . . . . . . . . . . . . . . . .   18
        6.12. Labor and Employment Matters . . . . . . . . . . . . . .   20
        6.13. Brokers. . . . . . . . . . . . . . . . . . . . . . . . .   20
        6.14. Licenses and Permits . . . . . . . . . . . . . . . . . .   20
        6.15. Medicare Participation/Accreditation . . . . . . . . . .   21
        6.16. Medicare/Medicaid Compliance . . . . . . . . . . . . . .   21
        6.17. Environmental Compliance and Disclosure. . . . . . . . .   22
        6.18. Title to Assets. . . . . . . . . . . . . . . . . . . . .   22
        6.19. Material Contracts . . . . . . . . . . . . . . . . . . .   23
        6.20. Required Vote of Company Stockholders. . . . . . . . . .   23
        6.21. Rights Agreement . . . . . . . . . . . . . . . . . . . .   23


ARTICLE 7      . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    7.  Representations and Warranties of Purchaser and Merger Sub.. .   24
        7.1.  Existence; Good Standing; Corporate Authority. . . . . .   24
        7.2.  Authorization, Validity and Effect of Agreements . . . .   24
        7.3.  Offer Documents. . . . . . . . . . . . . . . . . . . . .   24
        7.4.  No Violation . . . . . . . . . . . . . . . . . . . . . .   25
        7.5.  Financing. . . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE 8      . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
    8.  Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . .   26
        8.1.  No Solicitation. . . . . . . . . . . . . . . . . . . . .   26
        8.2.  Interim Operations . . . . . . . . . . . . . . . . . . .   27
        8.3.  Company Stockholder Approval; Proxy Statement. . . . . .   28
        8.4.  Filings; Other Action. . . . . . . . . . . . . . . . . .   30
        8.5.  Access to Information. . . . . . . . . . . . . . . . . .   31
        8.6.  Publicity. . . . . . . . . . . . . . . . . . . . . . . .   31
        8.7.  Further Action . . . . . . . . . . . . . . . . . . . . .   32
        8.8.  Insurance; Indemnity.. . . . . . . . . . . . . . . . . .   32
        8.9.  Restructuring of Merger. . . . . . . . . . . . . . . . .   34
        8.10. Employee Benefit Plans . . . . . . . . . . . . . . . . .   34
        8.11. No Liability for Failure to Obtain Consent of Lenders. .   34

ARTICLE 9      . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    9.  Conditions.. . . . . . . . . . . . . . . . . . . . . . . . . .   35
        9.1.   Conditions to Each Party's Obligation to Effect the
               Merger. . . . . . . . . . . . . . . . . . . . . . . . .   35
        9.2.   Conditions to Obligation of Purchaser and Merger Sub to
               Effect the Merger . . . . . . . . . . . . . . . . . . .   35

ARTICLE 10     . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
    10. Termination; Amendment; Waiver.. . . . . . . . . . . . . . . .   36
        10.1.  Termination . . . . . . . . . . . . . . . . . . . . . .   36
        10.2.  Effect of Termination . . . . . . . . . . . . . . . . .   37
        10.3.  Amendment . . . . . . . . . . . . . . . . . . . . . . .   37
        10.4.  Extension; Waiver . . . . . . . . . . . . . . . . . . .   38

ARTICLE 11     . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    11.  General Provisions. . . . . . . . . . . . . . . . . . . . . .   38
        11.1.  Nonsurvival of Representations and Warranties . . . . .   38
        11.2.  Notices . . . . . . . . . . . . . . . . . . . . . . . .   38
        11.3.  Assignment; Binding Effect. . . . . . . . . . . . . . .   39
        11.4.  Entire Agreement. . . . . . . . . . . . . . . . . . . .   39
        11.5.  Fees and Expenses . . . . . . . . . . . . . . . . . . .   39
        11.6.  Governing Law . . . . . . . . . . . . . . . . . . . . .   41
        11.7.  Headings. . . . . . . . . . . . . . . . . . . . . . . .   42
        11.8.  Interpretation. . . . . . . . . . . . . . . . . . . . .   42
        11.9.  Investigations. . . . . . . . . . . . . . . . . . . . .   42
        11.10. Severability. . . . . . . . . . . . . . . . . . . . . .   42
        11.11. Enforcement of Agreement. . . . . . . . . . . . . . . .   42
        11.12. Counterparts. . . . . . . . . . . . . . . . . . . . . .   43

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of June 9, 1996, between FLCH Holdings Corp., a Delaware corporation ("PURCHASER"), FLCH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("MERGER SUB"), and Community Health Systems, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

          WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective companies and stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein.

          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                    THE OFFER

     1.1  THE OFFER.

     (a) Subject to the provisions of this Agreement and this Agreement not having been terminated, as promptly as practicable but in no event later than June 14, 1996, Merger Sub shall, and Purchaser shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), an offer to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "COMMON STOCK") of the Company together with the associated Rights (as hereinafter defined), at a price of $52.00 (fifty-two dollars) per share of Common Stock net to the seller in cash (the "OFFER"). Except where the context otherwise requires, all references herein to the shares of Common Stock shall include the associated Rights. The obligation of Merger Sub to, and of Purchaser to cause Merger Sub to, commence the Offer and accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in EXHIBIT A and to the terms and conditions of this Agreement. Subject to the provisions of this Agreement, the Offer shall expire 20 business days after the date of its commencement, unless this Agreement is terminated in accordance with ARTICLE 10, in which case the Offer

(whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination.

     (b)  Without the prior written consent of the Company, Merger Sub shall not
(i) waive the Minimum Condition (as defined in EXHIBIT A), (ii) reduce the number of shares of Common Stock subject to the Offer, (iii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iv) extend the Offer if all of the Offer conditions are satisfied or waived, (v) change the form of consideration payable in the Offer, or (vi) amend or modify any term or condition of the Offer (including the conditions set forth on EXHIBIT A) in any manner adverse to the holders of Common Stock. Notwithstanding anything herein to the contrary, Merger Sub may, in its sole discretion without the consent of the Company, extend the Offer at any time and from time to time (i) if at the then scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to accept for payment and pay for shares of Common Stock shall not have been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer; (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and (iv) if all Offer conditions are satisfied or waived but the number of shares of Common Stock tendered is 85% or more, but less than 90%, of the then outstanding number of shares of Common Stock, for an aggregate period of not more than 5 business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. So long as this Agreement is in effect and the Offer conditions have not been satisfied or waived, at the request of the Company, Merger Sub shall, and Purchaser shall cause Merger Sub to, extend the Offer for an aggregate period of not more than 20 business days (for all such extensions) beyond the originally scheduled expiration date of the Offer. Subject to the terms and conditions of the Offer and this Agreement (but subject to the right of termination in accordance with ARTICLE 10), Merger Sub shall, and Purchaser shall cause Merger Sub to, accept for payment, in accordance with the terms of the Offer, all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

     1.2. ACTIONS BY PURCHASER AND MERGER SUB.

     (a) As soon as reasonably practicable following execution of this Agreement, but in no event later than five business days from the date hereof, Purchaser and Merger Sub shall file with the SEC a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and any other ancillary documents pursuant to which the Offer shall be made (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Purchaser, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Purchaser, Merger Sub and the Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Purchaser and Merger Sub agree to provide the Company and its counsel in writing with any comments Purchaser, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by Purchaser, Merger Sub or their counsel.

     (b) Purchaser shall provide or cause to be provided to Merger Sub all of the funds necessary to purchase any shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

     1.3. ACTIONS BY THE COMPANY.

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "BOARD OF DIRECTORS" or the "BOARD") at a meeting duly called and held has duly adopted, by unanimous vote, resolutions (i) approving this Agreement, the Offer and the Merger (as hereinafter defined), determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and approve the Merger and this Agreement, and (ii) taking all action necessary to render (x) Section 203 of the Delaware General Corporation Law (the "DGCL"), (y) Article IX of the Company's Certificate of Incorporation, and (z) the Company's Rights Agreement, dated as of September 7, 1995, between the Company and First Union Bank of North Carolina, as trustee (the "RIGHTS AGREEMENT") inapplicable to the Offer, the Merger and this Agreement or any of the transactions contemplated hereby or thereby. The Company further represents and warrants that the Board of Directors has received the written opinion of Merrill Lynch & Co. (the "FINANCIAL ADVISOR") that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view (the "FAIRNESS OPINION"). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors described in the first sentence of this
SECTION 1.3(A). The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion and references thereto, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld) in the Offer Documents, the Schedule 14D-9 (as hereinafter defined) and the Proxy Statement (as hereinafter defined).

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "SCHEDULE 14D-9") containing the recommendations described in paragraph (a) above and shall mail the Schedule 14D-9 to the stockholders of the Company. To the extent practicable, the Company shall cooperate with Purchaser in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Purchaser and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9. Each of the Company, Purchaser and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Purchaser and Merger Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

     (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser and Merger Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall promptly deliver to the Company all copies of such information then in their possession.

     (d) Subject to the terms and conditions of this Agreement, if there shall occur a change in law or in a binding judicial interpretation of existing law which would, in the absence of action by the Company or the Board, prevent the Merger Sub, were it to acquire a specified percentage of the shares of Common Stock then outstanding, from approving and adopting this Agreement by its affirmative vote as the holder of a majority of shares of Common Stock and without the affirmative vote of any other stockholder, the Company will use its best efforts to promptly take or cause such action to be taken.

     1.4. DIRECTORS.

     (a) Promptly upon the purchase of shares of Common Stock pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Purchaser representation on the Board of Directors equal to the product of (i) the number of directors on the Board of Directors and (ii) the percentage that the number of shares of Common Stock purchased by Merger Sub or Purchaser or any affiliate bears to the number of shares of Common Stock outstanding (the "PERCENTAGE"), and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors and/or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors and shall cause the Purchaser's designees to be so elected. At the request of Purchaser, the Company will use its best efforts to cause such individuals designated by Purchaser to constitute the same Percentage of (i) each committee of the Board, (ii) the board of directors of Community Health Investment Corporation and Hallmark Healthcare Corporation and
(iii) the committees of each such board of directors. The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act. The Company shall take, at its expense, all action necessary to effect any such election, and shall include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Purchaser will supply to Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding the foregoing, the parties hereto shall use their respective best efforts to ensure that at least two of the members of the Board of Directors shall at all times prior to the Effective Time (as hereinafter defined) be Continuing Directors (as hereinafter defined).

          (b) Following the election or appointment of Purchaser's designees pursuant to this SECTION 1.4 and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who are not designated by Purchaser (the "CONTINUING DIRECTORS") shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for the performance of any of the obligations or other acts of Purchaser or Merger Sub, and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

                                    ARTICLE 2

                                   THE MERGER

     2.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in SECTION 2.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the applicable provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease (the "MERGER"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"). The Merger shall have the effects specified in the DGCL.

     2.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in ARTICLE
9. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

     2.3. EFFECTIVE TIME.  If all the conditions to the Merger set forth in
ARTICLE 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in ARTICLE 10, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "EFFECTIVE TIME").

                                    ARTICLE 3


                     CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

         3.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be in the form attached hereto as EXHIBIT B, until duly amended in accordance with applicable law.

         3.2. BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                    ARTICLE 4

               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         4.1. DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

         4.2. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                    ARTICLE 5

                       EFFECT OF THE MERGER ON SECURITIES
                          OF MERGER SUB AND THE COMPANY

         5.1. MERGER SUB STOCK. At the Effective Time, each share of common stock, $.01 Par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $.01 Par value per share, of the Surviving Corporation.

         5.2.   COMPANY SECURITIES.

         (a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Purchaser or Merger Sub or held by the Company, all of which shall be cancelled, and other than shares of Dissenting Common Stock (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the per share consideration in the Offer, without interest (the "MERGER CONSIDERATION").

         (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Common Stock (other than Merger Sub, Purchaser and the Company) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with SECTION 5.3 upon the surrender of a certificate or certificates (a "CERTIFICATE") representing such shares of Common Stock.

         (c) Each share of Common Stock issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

         (d) All options (individually, an "OPTION" and collectively, the "OPTIONS") outstanding immediately prior to the Effective Time under any Company stock option plan (the "STOCK OPTION PLANS"), whether or not then exercisable, shall be cancelled and each holder of an Option will be entitled to receive from the Surviving Corporation, for each share of Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest. The amounts payable pursuant to this SECTION 5.2(d) shall be paid (i) with respect to shares of Common Stock subject to Options held by employees who are ranked for compensation purposes below the level of corporate vice-president of the Company and by non-employees of the Company or its Subsidiaries who hold Options, at the Effective Time and (ii) with respect to shares of Common Stock subject to Options held by employees who are ranked for compensation purposes at or above such level, at the time or times the Option or portion of an Option will become exercisable in accordance with its terms as in effect on the date hereof (or, to the extent the Option is already exercisable at the Effective Time, payment shall be made at the Effective Time), provided the holder of the Option continues in employment with the Company at the time the payment is due and provided further that the entire amount shall come due and payable if the holder of the Option shall be terminated without cause prior to the first anniversary of the Effective Time. All amounts payable pursuant to this SECTION 5.2(d) shall be subject to all applicable withholding of taxes. The Company shall use its reasonable best efforts to obtain all necessary consents of the holders of Options, provided, however, that the failure of the Company to obtain any one or more of such consents shall have no effect on the Purchaser's and Merger Sub's obligation to consummate the Offer and the Merger and shall not afford any basis for them to assert the condition set forth in clause (ii) of paragraph (d) of Exhibit A.

         5.3.   EXCHANGE OF CERTIFICATES REPRESENTING COMMON STOCK.

         (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company having net capital of not less than $20 million, or such other party reasonably satisfactory to the Company, to act as paying agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "PAYING AGENT"). Purchaser shall cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay for all the shares of Common Stock pursuant to SECTION 5.2(a) and, in connection with the Options, pursuant to SECTION 5.2(d), as and when such amounts are needed by the Paying Agent. Such amounts shall hereinafter be referred to as the "EXCHANGE FUND."

         (b) Promptly after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in such form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall promptly receive in exchange therefor the amount of cash into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to SECTION 5.2, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of the company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time,

Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE 5.

         (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this ARTICLE 5 shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable in respect of each share of Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

         (e) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (F) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

         5.4. ADJUSTMENT OF MERGER CONSIDERATION. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

         5.5. DISSENTING COMPANY STOCKHOLDERS. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "DISSENTING COMMON STOCK") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the

DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Purchaser prompt notice of any demands received by the Company for appraisals of shares of Common Stock. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

         5.6. MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding the foregoing but subject to the provisions of Section 8.3(f), if Merger Sub, or any other direct or indirect subsidiary of Purchaser, shall acquire at least 90 percent of the outstanding shares of Common Stock, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                    ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Purchaser and Merger Sub as follows:

         6.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of the Company and its Significant Subsidiaries (as hereinafter defined) is (i) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect (as hereinafter defined). Each of the Company and its Significant Subsidiaries has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not have a Material Adverse Effect. The Company has no reason to believe that the representations and warranties contained in the preceding two sentences are not also true of its Subsidiaries. The Company has heretofore delivered to Purchaser true and correct copies of the Company's Certificate of Incorporation and Bylaws as currently in effect.

         6.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby or executed in connection herewith (the "ANCILLARY DOCUMENTS") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby (other than the approval of this Agreement by the holders of a majority of the shares of Common Stock if required by applicable law). This Agreement has been, and any Ancillary Document at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Purchaser and Merger Sub) constitutes and will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         6.3. COMPLIANCE WITH LAWS. Except as set forth in the Company Reports (as hereinafter defined), each of the Company and its Subsidiaries is in compliance with all applicable foreign, federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, rulings and decrees ("LAWS") of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal ("GOVERNMENTAL ENTITY"), except where the failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect.

         6.4. CAPITALIZATION. The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.01 par value, of which 830,000 shares have been designated as Series A Junior Participating Preferred Stock ("PREFERRED STOCK"). As of June 6, 1996,
(a) 19,731,068 shares of Common Stock were issued and outstanding, (b) 830,000 shares of Preferred Stock were subject to Preferred Stock Purchase Rights ("RIGHTS") issued pursuant to the Company's Rights Agreement and no other shares of Preferred Stock are issued and outstanding, (c) Options to purchase an aggregate of 2,017,515 shares of Common Stock were outstanding, 2,017,515 shares of Common Stock were reserved for issuance upon the exercise of outstanding Options and 42,666 shares were reserved for future grants under the Stock Option Plans, and there are no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Options, (d) no shares of Common Stock were held by the Company in its treasury, and (e) no shares of capital stock of the Company were held by the Company's Subsidiaries. Except for the Rights, the Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since June 6, 1996, the Company (i) has not issued any shares of Common Stock other than upon the exercise of Options, (ii) has granted no Options to purchase shares of Common Stock under the Stock Option Plans, and (iii) has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Rights and except as set forth in this SECTION 6.4 or in
SCHEDULE 6.4, there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and there are no performance awards outstanding under the Stock Option Plan or any other outstanding stock related awards. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Benefit Plan (as defined in SECTION 6.11). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

         6.5. SUBSIDIARIES. Except as set forth in SCHEDULE 6.5, (i) the Company owns, directly or indirectly through a Subsidiary, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, and (ii) each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("ENCUMBRANCES") except (in the case of Subsidiaries which are not Significant Subsidiaries for Encumbrances which individually or in the aggregate would not have a Material Adverse Effect. SCHEDULE 6.5 sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization;
(ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; (iv) the holder or holders of such shares; and (v) whether such Subsidiary is a Significant Subsidiary. Except for interests in the Company's Subsidiaries or as set forth in SCHEDULE 6.5, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

         6.6. NO VIOLATION. Except as set forth in SCHEDULE 6.6, neither the execution and delivery by the Company of this Agreement or any of the Ancillary Documents nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or its Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound (each, a "CONTRACT" and collectively, "CONTRACTS"), except for any of the foregoing matters which individually or in the aggregate would not have a Material Adverse Effect; (iii) other than the filings provided for in
SECTION 2.3 and the filings required under the Exchange Act and the Securities Act of 1933, as amended (the "SECURITIES ACT"), require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which individually or in the aggregate would have a Material Adverse Effect or by Law prevent the consummation of the transactions contemplated hereby; and (iv) violate any Laws applicable to the Company, any of its Subsidiaries or any of their respective assets, except for violations which individually or in the aggregate would not have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

          6.7.  COMPANY REPORTS; OFFER DOCUMENTS.

         (a) The Company has delivered to Purchaser each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by it since January 1, 1993, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "COMPANY REPORTS"). As of their respective dates, (i) the Company Reports filed since December 31, 1994 complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as set forth in SCHEDULE 6.7, neither the Company nor any of its Subsidiaries has any liabilities or obligations, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of March 31, 1996 included in the Company Reports or (ii) liabilities and obligations incurred in the ordinary course of business since April 1, 1996 which individually or in the aggregate would not have a Material Adverse Effect.

         (b) None of the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "INFORMATION STATEMENT"), any schedule required to be filed by the Company with the SEC or any amendment or supplement thereto, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to information supplied by the Purchaser or Merger Sub specifically for inclusion in the Schedule 14D-9 or Information Statement or any amendment or supplement. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time the Company shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event Purchaser shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, the Company shall promptly amend or supplement such document as required and distribute the same to its stockholders.

         6.8. LITIGATION. Except as set forth in SCHEDULE 6.8 or in the Company Reports, (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "LITIGATION") by a Governmental Entity pending or, to the knowledge of the Company through receipt of written notice, threatened against the Company or any of its Subsidiaries, at law or in equity, other than those in the ordinary course of business which individually or in the aggregate would not have a Material Adverse Effect, and (ii) there are no claims, actions, suits, proceedings, or arbitrations by a non-Governmental Entity third party pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or at equity, other than those in the ordinary course of business which individually or in the aggregate would not have a Material Adverse Effect. Except as set forth in the Company Reports, no Governmental Entity has indicated in writing an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries which investigation or review, if adversely determined, individually or in the aggregate would have a Material Adverse Effect.

         6.9.   ABSENCE OF CERTAIN CHANGES.  Except as set forth in SCHEDULE
6.9 or in the Company Reports, since December 31, 1995, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been (i) any events or states of fact which individually or in the aggregate would have a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; (iii) (during the period following May 31, 1996) any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries; (iv) any material change in accounting principles, practices or methods; (v) any entry into any employment agreement with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except increases occurring, and employment agreements entered into, which are substantially consistent with the revised 1996 budget of the Company taken as a whole previously provided to the Purchaser (the " REVISED 1996 BUDGET") (it being understood that the acquisition of employees as part of the acquisition of hospitals or other healthcare facilities is not covered by this clause (v) or clause (vi) below); or (vi) any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees, except increases which are consistent with the Revised 1996 Budget.

         6.10. TAXES. Except as set forth in SCHEDULE 6.10, the Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete, except for such instances which individually or in the aggregate would not have a Material Adverse Effect. All Taxes of the Company and its Subsidiaries which are (i) shown as due on such Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company Reports in accordance with generally accepted accounting principles. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, would individually or in the aggregate have a Material Adverse Effect. Except as set forth in SCHEDULE 6.10, the Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes which individually or in the aggregate would not have a Material Adverse Effect. For purposes of this Agreement, (a) "TAX" (and, with correlative meaning, "TAXES") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity, and (b) "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         6.11. EMPLOYEE BENEFIT PLANS. All employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Company or any of its Subsidiaries (the "COMPANY BENEFIT PLANS") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of the Company or any of its Subsidiaries which are not disclosed in the Company Reports and which exceed $100,000 per annum are set forth in SCHEDULE 6.11. True and complete copies of the Company Benefit Plans have been made available to Purchaser. To the extent applicable, the Company Benefit Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "CODE"), and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter and, to the knowledge of the Company continues to satisfy the requirements for such qualification. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company maintains, contributes to or has maintained or contributed in the past six years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan nor the Company nor any Subsidiary has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or, to the knowledge of the Company, engaged in any transaction that is reasonably likely to result in any such liability or penalty. Except as set forth on SCHEDULE 6.11, each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which individually or in the aggregate would not have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, anticipated Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which individually or in the aggregate would not have a Material Adverse Effect. All contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. Except as described in the Company Reports or as required by Law, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as set forth in SCHEDULE 6.11, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. Except as set forth in Schedule 6.11, no payment or benefit which will or may be made by the Company, any of its Subsidiaries, any ERISA Affiliate or Purchaser or Merger Sub with respect to any employee will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

         For purposes of this Agreement "ERISA AFFILIATE" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

         6.12.  LABOR AND EMPLOYMENT MATTERS.  Except as set forth in
SCHEDULE 6.12, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization. Except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business, (ii) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its

Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

         6.13. BROKERS. Except for the Financial Advisor, Merrill Lynch & Co., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and (ii) the Company's fee arrangements with the Financial Advisor have been disclosed to the Purchaser.

         6.14. LICENSES AND PERMITS. Except as set forth in SCHEDULE 6.14, the Company, its Subsidiaries and all of the hospitals and other healthcare facilities owned, leased or managed by the Company or any of its Subsidiaries (collectively, "HOSPITALS") have all necessary licenses, permits, certificates of need, approvals and authorizations (collectively, "PERMITS") required to lawfully conduct their respective businesses as presently conducted, except for those Permits the lack of which individually or in the aggregate would not have a Material Adverse Effect, and (a) no Permit is subject to revocation or forfeiture by virtue of any existing circumstances, (b) there is no Litigation pending or, to the knowledge of the Company, threatened to modify or revoke any Permit, and (c) no Permit is subject to any outstanding order, decree, judgment, stipulation, or, to the knowledge of the Company, investigation that would be likely to affect such Permit, where the effect of the foregoing individually or in the aggregate would have a Material Adverse Effect. Except as set forth in
SCHEDULE 6.14, all of the Hospitals are accredited by the Joint Commission on Accreditation of Healthcare Organizations or the American Osteopathic Association, as indicated on such schedule.

         6.15. MEDICARE PARTICIPATION/ACCREDITATION. All of the Hospitals are certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of the Company's assets, except where the failure to be in compliance individually or in the aggregate would not have a Material Adverse Effect. Except as set forth in SCHEDULE 6.15, neither the Company nor any of its Subsidiaries has received notice from any Governmental Entities or other regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations, audits or surveys, and neither the Company nor any of its Subsidiaries has any reason to believe that any such investigations, audits or surveys are pending, threatened or imminent which, individually or in the aggregate, may have a Material Adverse Effect.

         6.16.  MEDICARE/MEDICAID COMPLIANCE.

         (a) Except as set forth in SCHEDULE 6.16, (a) neither the Company nor any of its Subsidiaries has filed any required terminating Medicare cost report on any facility which the Company or any of its Subsidiaries has sold or no longer operates, for which it has not received a Notice of Program Reimbursement, and (b) neither the Company nor any of its Subsidiaries has received any Notice of Program Reimbursement (or similar document for Medicaid) with respect to any such facility's cost reports, including cost reports for those facilities it has sold or no longer operates, which requires a refund to the Governmental Entity responsible for the Medicare or Medicaid program, except for such refunds which (i) have been paid, (ii) have been reflected as a liability in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1995 included in the Company Reports (the "1995 BALANCE SHEET") or (iii) individually or in the aggregate would not have a Material Adverse Effect.

         (b) The Company and each of its Subsidiaries have filed all other reports required to be filed in connection with all state and federal Medicare and Medicaid programs, which reports are complete and correct in all material respects. Except as set forth in SCHEDULE 6.16, there is no Litigation pending or threatened before any Governmental Entity, with respect to any Medicare or Medicaid claims filed by the Company or any of its Subsidiaries on or before the date hereof which individually or in the aggregate would have a Material Adverse Effect, and no validation review or program integrity review related to the Company or any of its Subsidiaries or any Hospitals has been conducted by any Governmental Entity in connection with the Medicare or Medicaid program, and to the knowledge of the Company, no such reviews are scheduled, pending or threatened against or affecting the Company or any of its Subsidiaries or any Hospitals.

         6.17.  ENVIRONMENTAL COMPLIANCE AND DISCLOSURE.   (a) Except as set
forth on SCHEDULE 6.17 or except for any matters which individually or in the aggregate would not have a Material Adverse Effect, (i) the Company and each of its Subsidiaries is in full compliance with all applicable Laws relating to Environmental Matters (as defined below); (ii) the Company and each of its Subsidiaries has obtained, and is in full compliance with, all Permits required by applicable Laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the operations of any of them;
(iii) to the Company's knowledge, there are no past or present events, conditions, activities or practices that would prevent compliance or continued compliance with any Law or give rise to any Environmental Liability (as defined below).

         (b) As used in this Agreement, the term "ENVIRONMENTAL MATTERS" means any matter arising out of or relating to pollution or protection of the environment, human safety or health, or sanitation, including matters relating to emissions, discharges, releases, exposures, or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes including petroleum and its fractions, radiation, biohazards and all toxic agents of whatever type or nature into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes including petroleum and its fractions, radiation, biohazards and all toxic agents of whatever type or nature. "ENVIRONMENTAL LIABILITY" shall mean any liability or obligation arising under any Law or under any other current theory of law or equity (including, without limitation, any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release, exposures or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

         6.18.     TITLE TO ASSETS.    (a) Except as set forth in the 1995
Balance Sheet, the Company and each of its Subsidiaries have good and marketable title to all of their real and personal properties and assets reflected on the 1995 Balance Sheet (other than assets disposed of since December 31, 1995 in the ordinary course of business consistent with past practice) or acquired since December 31, 1995, in each case free and clear of all Encumbrances except for
(i) Encumbrances which secure indebtedness which is properly reflected in the 1995 Balance Sheet; (ii) liens for Taxes accrued but not yet payable;
(iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the 1995 Balance Sheet, provided that the obligations secured by such liens are not delinquent; and
(iv) such imperfections of title and Encumbrances, if any, as individually or in the aggregate would not have a Material Adverse Effect. Except as set forth in
SCHEDULE 6.18, the Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business except where the absence of such ownership or leasehold interest would not individually or in the aggregate have a Material Adverse Effect.

         (b) Except as set forth in SCHEDULE 6.18, neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any interest in any of the Hospitals, or to sell or dispose of any of its other assets with an individual value of $1,000,000 or an aggregate value in excess of $5,000,000.

         6.19.     MATERIAL CONTRACTS.  SCHEDULE 6.19 sets forth a list of all
(i) Contracts for borrowed money or guarantees thereof involving a currently outstanding principal amount in excess of $1,000,000, (ii) Contracts to acquire or dispose of Hospitals, (iii) Contracts containing non-compete covenants by the Company or any Subsidiary and (iv) other Contracts (other than national supply and national purchasing Contracts for the purchase of supplies in the ordinary course of business) which involve the payment or receipt of $1 million or more per year. All Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound are valid and binding, in full force and effect and enforceable against the Company or any of its Subsidiaries, as the case may be, and to the knowledge of the Company, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar laws relating to creditors' rights and general principles of equity, except where the failure to be so valid and binding, in full force and effect or enforceable would not individually or in the aggregate have a Material Adverse Effect.

         6.20. REQUIRED VOTE OF COMPANY STOCKHOLDERS. Unless the Merger may be consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

         6.21. RIGHTS AGREEMENT. The Company has amended the Rights Agreement so that the Rights Agreement will not be applicable to this Agreement, the Offer, the announcement of the Offer, the purchase of shares of Common Stock by Parent or Merger Sub pursuant to the Offer, the Merger, or any other action contemplated hereby.


                                    ARTICLE 7

           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

         Purchaser and Merger Sub hereby represent and warrant to the Company as follows:

         7.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority individually or in the aggregate would not materially adversely affect the Purchaser and Merger Sub, taken as a whole.

         7.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of

Purchaser and Merger Sub and by Purchaser as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Documents at the time of execution will have been, duly and validly executed and delivered by Purchaser and Merger Sub, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Company) constitutes and will constitute the valid and binding obligations of each of Purchaser and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         7.3. OFFER DOCUMENTS. None of the Offer Documents, any schedule required to be filed by Purchaser or Merger Sub with the SEC or any amendment or supplement will contain, on the date of filing with the SEC, any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Purchaser or Merger Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents, any schedule required to be filed with the SEC or any amendment or supplement. None of the information supplied by the Purchaser or Merger Sub in writing specifically for inclusion or incorporation by reference in the
Schedule 14D-9 will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time either the Purchaser or Merger Sub shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event the Company shall advise the Purchaser or Merger Sub as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, the Purchaser or Merger Sub shall promptly amend or supplement such document as required and distribute the same to the stockholders of the Company.

         7.4. NO VIOLATION. Neither the execution and delivery of this Agreement or any of the Ancillary Documents by the Purchaser and Merger Sub nor the consummation by them of the transactions contemplated hereby or thereby will
(i) violate, conflict with or result in any breach of any provision of the respective Certificates of Incorporation or By-Laws of the Purchaser or Merger Sub; (ii) other than the filings provided for in SECTION 2.3 and the filings required under the Exchange Act and the Securities Act, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which individually or in the aggregate would have a material adverse effect on the ability of the Purchaser or Merger Sub to consummate the transactions contemplated hereby, (iii) violate any Laws applicable to the Purchaser or the Merger Sub or any of their respective assets, except for violations which individually or in the aggregate would not have a material adverse effect on the ability of the Purchaser or Merger Sub to consummate the transactions contemplated hereby, and (iv) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the creation of any Encumbrance upon any of the properties of the Purchaser or Merger Sub under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Purchaser or Merger Sub is bound, except for any of the foregoing matters which would not individually or in the aggregate have a material adverse effect on the Purchaser and Merger Sub, taken as a whole.

         7.5. FINANCING. At the consummation of the Offer and at the Effective Time, the Purchaser will cause the Merger Sub to have funds available to it sufficient to consummate the Offer and the Merger on the terms contemplated hereby. Affiliates of the Purchaser have, in the aggregate, committed capital of approximately $1.0 billion and the Purchaser intends to use a portion of those funds together with bank borrowings (together, the "FINANCING") in order to consummate the Offer and the Merger. The Purchaser has received from Chemical Bank and Chase Securities Inc. a commitment letter (the "COMMITMENT LETTER") confirming their commitments, subject to the terms and conditions thereof, to lend $900 million in senior debt financing. True and complete copies of the Commitment Letter have been delivered to the Company. To the extent that such bank borrowings are unavailable, the Purchaser will arrange for alternate financing for the transactions contemplated hereby.

                                    ARTICLE 8

                                    COVENANTS

         8.1. NO SOLICITATION. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates, shall, directly or indirectly, encourage, solicit, initiate or, except as is required in the exercise of the fiduciary duties of the Company's directors to the Company or its stockholders after consultation with outside counsel (as hereinafter defined) to the Company, participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise assist, facilitate or encourage, any corporation, partnership, person or other entity or group (other than the Purchaser or any affiliate or associate of the Purchaser) concerning any merger, consolidation, business combination, liquidation, reorganization, sale of substantial assets, sale of shares of capital stock or similar transactions involving the Company or any Subsidiary or any division of any thereof (an "ALTERNATIVE PROPOSAL"), and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; provided, however, that nothing contained in this SECTION 8.1 shall prohibit the Company or its Board of Directors from complying with Rule 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or from taking such action which, in the judgment of the Board of Directors with the advice of outside counsel, may be required under applicable law. The Company will promptly notify the Purchaser if any such information is requested from it or any such negotiations or discussions are sought to be initiated with the Company.

         8.2. INTERIM OPERATIONS.

         (a) From the date of this Agreement to the Effective Time, except as set forth in SCHEDULE 8.2(a), unless Purchaser has consented in writing thereto, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice; (ii) use its reasonable best efforts to preserve intact their business organizations and goodwill, maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations referred to in SECTIONS 6.1 and 6.14, keep available the services of their officers and employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) promptly upon the discovery thereof notify Purchaser of the existence of any breach of any representation or warranty contained herein (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect); and (iv) promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement, any internal monthly reports prepared for or delivered to the Board of Directors after the date hereof and monthly financial statements for the Company and its Subsidiaries for and as of each month end subsequent to the date of this Agreement.

         (b) From and after the date of this Agreement to the Effective Time, except as set forth on SCHEDULE 8.2(b), unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to, (i) amend its Certificate of Incorporation or Bylaws or comparable governing instruments; (ii) issue, sell or pledge any shares of its capital stock or other ownership interest in the Company (other than issuances of Common Stock in respect of any exercise of Options outstanding on the date hereof and disclosed in SCHEDULE 6.4) or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares or ownership interest; (iii) effect any stock split or otherwise change its capitalization as it exists on the date hereof; (iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan; (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by a wholly-owned Subsidiary); (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries; (vii) sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries), except in the ordinary course of business, none of which dispositions individually or in the aggregate will be material; (viii) settle or compromise any pending or threatened Litigation, other than settlements which involve solely the payment of money (without admission of liability) not to exceed $500,000 in any one case; (ix) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business consistent with past practice; (x) incur or assume any long-term or short-term debt, except for working capital purposes in the ordinary course of business under the Company's existing credit agreement set forth in SCHEDULE 6.19;
(xi) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned Subsidiaries of the Company; (xii) make or forgive any loans, advances or capital continuations to, or investments in, any other person other than loans and advances to employees in the ordinary course of business which do not exceed $500,000 in the aggregate at any one time outstanding;
(xiii) make any Tax election or settle any Tax liability other than settlements involving solely the payment of money, which settlement would be permitted by clause (viii); (xiv) grant any stock related or performance awards except for grants which are substantially consistent with the Revised 1996 Budget;
(xv) enter into any new employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees other than increases which are substantially consistent with the Revised 1996 Budget (it being understood that the acquisition of employees as part of the acquisition of hospitals or other healthcare facilities is not covered by this clause (xv)); (xvi) adopt, amend in any material respect or terminate any employee benefit plan or arrangement; (xvii) amend, change or waive (or exempt any person or entity from the effect of) the Rights Agreement, except in connection with the exercise of its fiduciary duties by the Board of Directors as set forth in SECTION 8.1 of this Agreement or as contemplated by SECTION 6.23; (xviii) permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; and (xix) agree in writing or otherwise to take any of the foregoing actions.

         8.3. COMPANY STOCKHOLDER APPROVAL; PROXY STATEMENT.

         (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company, acting through the Board of Directors, shall (i) call a meeting of its stockholders (the "STOCKHOLDERS MEETING") for the purpose of voting upon the Merger, (ii) hold the Stockholder Meeting as soon as practicable following the purchase of shares of Common Stock pursuant to the Offer, and (iii) subject to its fiduciary duties under applicable law as advised by outside counsel, recommend to its stockholders the approval of the Merger. The record date for the Stockholders Meeting shall be a date subsequent to the date Purchaser or Merger Sub becomes a record holder of Common Stock purchased pursuant to the Offer.

         (b) If required by applicable law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "PROXY STATEMENT") or, if applicable, an Information Statement with the SEC with respect to the Stockholders Meeting and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Purchaser and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Purchaser agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

         (c) The Company represents and warrants that the Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation or warranty as to any information included in the Proxy Statement which was provided by Purchaser or Merger Sub. The Purchaser represents and warrants that none of the information supplied by Purchaser or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (d) The Company shall use its best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

         (e) Purchaser agrees, subject to applicable law, to cause all shares of Common Stock purchased by Merger Sub pursuant to the Offer and all other shares of Common Stock owned by Purchaser, Merger Sub or any other subsidiary or affiliate of Purchaser to be voted in favor of the approval of the Merger.

         (f) Notwithstanding anything in this Agreement to the contrary, Purchaser and Merger Sub, in their sole discretion, shall have the right to defer the closing of the Merger for a period of 135 days following the consummation of the Offer if, in Purchaser's and Merger Sub's sole judgment, such deferral is necessary in order to enable the Company to effect a covenant defeasance under the indenture (the "INDENTURE") related to the Company's 10 1/4% Senior Subordinated Debentures due 2003 (the "DEBENTURES").

         8.4. FILINGS; OTHER ACTION.

         (a) Subject to the terms and conditions herein provided, the Company, Purchaser, and Merger Sub shall: (a) use their best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits, authorizations or waivers are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and any other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (b) use their best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and the Surviving Corporation shall take all such necessary action.

         (b) Concurrently with the commencement of the Offer, the Company shall commence (i) an offer (the "DEBENTURE OFFER") to purchase all of the outstanding Debentures, and (ii) a solicitation as part of the Debenture Offer (the "SOLICITATION") of consents to amendments to the Indenture from the holders of not less than a majority in aggregate principal amount of the Debentures outstanding (the consents from such holders, the "REQUISITE CONSENTS"). The Debenture Offer and Solicitation (including the amendments) shall be on terms determined by Purchaser, provided that the Company shall not be required to purchase the Debentures pursuant to the Debenture Offer, and the proposed amendments, if approved, shall not become operative, unless (i) Purchaser has consummated the Offer and (ii) the Company has received the proceeds of financing arranged by Purchaser in an amount sufficient to (a) consummate the Debenture Offer and pay all fees and expenses associated therewith, and (b) refinance any indebtedness of the Company coming due by reason of the Debenture Offer and Solicitation and consummation thereof. The Company agrees that promptly following the date the Requisite Consents are obtained it will execute a supplemental indenture containing the proposed amendments that by their terms shall become operative only upon consummation of the Offer and the Debenture Offer.

         8.5. ACCESS TO INFORMATION.

         (a) From the date of this Agreement to the Closing, the Company shall, and shall cause its Subsidiaries to, (i) give Purchaser and its authorized representatives and lender banks full access to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and
(iii) furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser may from time to time reasonably request; provided that no investigation or information furnished pursuant to this SECTION 8.5 shall affect any representations or warranties made by the Company herein or the conditions to the obligations of the Purchaser to consummate the transactions contemplated hereby.

         (b) All such information and access shall be subject to the provisions of the letter agreement between an affiliate of Purchaser and the Company (the "CONFIDENTIALITY AGREEMENT") relating to the confidential treatment of "Proprietary Information" (as defined therein).

         8.6. PUBLICITY. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Purchaser shall, subject to their respective legal obligations, consult with each other before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

         8.7. FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

         8.8. INSURANCE; INDEMNITY.

         (a) The Purchaser will cause the Surviving Corporation to purchase a three-year pre-paid noncancellable directors and officers insurance policy expiring not earlier than October 7, 1999, covering the current and all former directors and officers with respect to acts or failures to act prior to the Effective Time, in a single aggregate amount over the period expiring not earlier than October 7, 1999 equal to the policy limit for the Company's current directors and officers insurance policy (the "CURRENT POLICY"). If such insurance is not obtainable at a cost not in excess of the annual premium paid by the Company for the Current Policy (the "CAP") times 3.25, then the Purchaser will cause the Surviving Corporation to purchase policies providing at least the same coverage as the Current Policy and containing terms and conditions no less advantageous to the current and former directors and officers of the Company than the Current Policy with respect to acts or failures to act prior to the Effective Time; provided, however, that the Purchaser and the Surviving Corporation shall not be required to obtain policies providing such coverage except to the extent that such coverage can be provided at an annual cost of no greater than the Cap; and if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Purchaser or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

         (b) The Purchaser shall cause the Surviving Corporation to keep in effect in its By-Laws a provision for a period of not less than three years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the third anniversary of the Effective Time, until such matters are finally resolved) which provides for indemnification of the past and present officers and directors of the Company to the fullest extent permitted by the DGCL.

         (c) From and after the Effective Time, the Purchaser shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any Subsidiary against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "LOSSES") in connection with any Litigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions existed or occurred at or prior to the Effective Time, whether commenced, asserted or claimed before or after the Effective Time, including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the transactions contemplated hereby. Without limiting the foregoing, the Company and after the Effective Time the Purchaser shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

         (d) If the Merger shall have been consummated, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless the Purchaser and any person or entity who was a stockholder, officer, director or affiliate of Purchaser prior to the Effective Time against any Losses in connection with any Litigation arising out of or pertaining to any of the transactions contemplated by this Agreement or the Ancillary Documents. The Purchaser shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

         (e)  If any Litigation described in paragraph (c) or (d) of this
SECTION 8.8 (each, an "ACTION") arises or occurs, the Surviving Corporation shall control the defense of such Action through its counsel, but counsel for the party seeking indemnification pursuant to paragraph (c) or (d) of this
SECTION 8.8 (each, an "INDEMNIFIED PARTY") shall be selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, and the Indemnified Parties shall be permitted to participate in the defense of such Action through such counsel at the Corporation's expense. If there is any conflict between the Surviving Corporation and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Surviving Corporation; provided that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld. The Purchaser shall cause the Surviving Corporation to cooperate in the defense of any Action.

         (f) This Section 8.8 is intended to benefit each of the persons referred to herein and shall be binding on all successors and assigns of the Company and the Purchaser.

         8.9. RESTRUCTURING OF MERGER. Upon the mutual agreement of Purchaser and the Company, the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of the Company into Purchaser, with Purchaser being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

         8.10.     EMPLOYEE BENEFIT PLANS.

         (a) From and after the Effective Time, the Surviving Corporation and their respective subsidiaries will honor and assume, and Purchaser will cause the Surviving Corporation to honor and assume, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director, or employee of the Company or any of its Subsidiaries and all benefits or other amounts earned or accrued to the extent vested or which becomes vested in the ordinary course, through the Effective Time under all employee benefit plans of the Company and any of its Subsidiaries.

         (b) The Purchaser confirms that it is the Purchaser's intention that, until the first anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will provide benefits to their employees (excluding employees covered by collective bargaining agreements, if any) which benefits will, in the aggregate, be substantially equivalent to those currently provided by the Company and its Subsidiaries to such employees (other than pursuant to stock option, stock purchase or other stock based plans). The Purchaser intends that, after the first anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will provide benefits to their employees (excluding employees covered by collective bargaining agreements, if any) which benefits are appropriate in the judgment of the Surviving Corporation, taking into account all relevant factors, including, without limitation, the businesses in which the Surviving Corporation and its Subsidiaries are engaged.

         8.11. NO LIABILITY FOR FAILURE TO OBTAIN CONSENT OF LENDERS. The Purchaser and Merger Sub hereby agree that neither the Company nor any of its Affiliates (as defined below) will incur any liability to Purchaser or Merger Sub if the transactions contemplated hereby are not consummated because of the failure or inability to obtain any consent, approval or waiver under the terms of the Amended and Restated Credit Agreements, dated as of May 12, 1995, by and among the Company, certain Subsidiaries, the lenders named therein, NationsBank of Tennessee, N.A., as Administrative Agent, and First Union National Bank of North Carolina, as Co-Agent and Issuing Bank. As used in this Section 8.11, the term "Affiliates" shall mean any person directly or indirectly controlling the Company (including all directors, officers and employees), directly or indirectly controlled by or under direct or indirect common control with the Company.


                                    ARTICLE 9

                                   CONDITIONS

         9.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

         (a) If approval of this Agreement and the Merger by the holders of Common Stock is required by applicable law, this Agreement and the Merger shall have been approved by the requisite vote of such holders.

         (b) There shall not have been issued any injunction or issued or enacted any Law which prohibits or has the effect of prohibiting the consummation of the Merger or makes such consummation illegal.

         9.2. CONDITIONS TO OBLIGATION OF PURCHASER AND MERGER SUB TO EFFECT THE MERGER. The obligations of Purchaser and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Effective Time of the condition that Purchaser shall have accepted for payment and paid for shares of Common Stock tendered pursuant to the Offer; provided that this condition shall be deemed satisfied if the Purchaser's failure to accept for payment and pay for such shares breaches this Agreement or violates the terms and conditions of the Offer.

                                   ARTICLE 10

                         TERMINATION; AMENDMENT; WAIVER

         10.1. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

         (a) by mutual written consent of the Board of Directors of the Company (subject to SECTION 1.4) and the Purchaser;

         (b)  by the Purchaser or the Company:

              (i) if the Effective Time shall not have occurred on or before December 31, 1996 (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

              (ii) if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable;

              (iii) after October 31, 1996 if, on account of the failure of any condition specified in EXHIBIT A, the Merger Sub has not purchased any shares of Common Stock in the Offer by that date (provided that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition); or

              (iv) upon a vote at a duly held meeting or upon any adjournment thereof, the stockholders of the Company shall have failed to give any approval required by applicable law;

         (c) by the Company if there is an Alternative Proposal which the Board of Directors in good faith determines is more favorable from a financial point of view to the stockholders of the Company as compared to the Offer and the Merger, and the Board of Directors determines, after consultation with Skadden, Arps, Slate, Meagher & Flom ("OUTSIDE COUNSEL"), that failure to terminate this Agreement would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law; provided, however, that the right to terminate this Agreement pursuant to this SECTION 10.1(c) shall not be available (i) if the Company has breached in any material respect its obligations under SECTION 8.1, or (ii) if the Alternative Proposal (x) is subject to a financing condition or (y) involves consideration that is not entirely cash or does not permit stockholders to receive the payment of the offered consideration in respect of all shares at the same time, unless the Board of Directors has been furnished with a written opinion of the Financial Advisor or other nationally recognized investment banking firm to the effect that (in the case of clause (x)) the Alternative Proposal is readily financeable and (in the case of clause (y)) that such offer provides a higher value per share than the consideration per share pursuant to the Offer or the Merger, or
(iii) if, prior to or concurrently with any purported termination pursuant to this SECTION 10.1(c), the Company shall not have paid the fees and expenses contemplated by SECTION 11.5, or (iv) if the Company has not provided Purchaser and Merger Sub with prior written notice of its intent to so terminate this Agreement and delivered to the Purchaser and Merger Sub a copy of the written agreement embodying the Alternative Proposal in its then most definitive form concurrently with the earlier of (x) the public announcement of, or (y) filing with the SEC of any documents relating to, the Alternative Proposal; and

         (d) by the Purchaser if the Board of Directors shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect, its approval or recommendation of the Offer or the Merger, or shall have recommended acceptance of any Alternative Proposal, or shall have resolved to do any of the foregoing.

         10.2. EFFECT OF TERMINATION. If this Agreement is terminated and the Merger is abandoned pursuant to SECTION 10.1 hereof, this Agreement, except for the provisions of SECTIONS 1.3(c), 8.5(b), 8.6 and ARTICLE 11, shall terminate, without any liability on the part of any party or its directors, officers or stockholders. Nothing herein shall relieve any party to this Agreement of liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

         10.3. AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company (subject to SECTION 1.4) and the Purchaser at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

         10.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Board of Directors of the Company (subject to SECTION 1.4) and the Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1.     NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.    None of the
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

         11.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


     If to Purchaser or Merger Sub:          If to the Company:

     FLCH Holdings Corp.                     Community Health Systems, Inc.
     FLCH Acquisition Corp.                  155 Franklin Road
     c/o Forstmann Little & Co.              Suite 400
     767 Fifth Avenue                        Brentwood, TN  37027-4600
     New York, NY  10153                     Attn:  Chairman of the Board and
     Attn: Ms. Sandra Horbach                Chairman of the Special
     Facsimile: (212) 759-9059               Committee
                                             Facsimile: (615) 377-1172

     With a copy to:                         With a copy to:

     Stephen Fraidin, P.C.                   J. Michael Schell, Esq.
     Fried, Frank, Harris,                   Skadden, Arps, Slate, Meagher
       Shriver & Jacobson                      & Flom
     One New York Plaza                      919 Third Avenue
     New York, New York  10004               New York, New York  10022
     Facsimile: (212) 859-4000               Facsimile: (212) 735-2000

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     11.3. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that either Purchaser or Merger Sub (or both) may assign its rights hereunder (including without limitation the right to make the Offer and/or to purchase shares of Common Stock in the Offer) to an affiliate but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of SECTION 8.8, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.4. ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the Schedules, the Exhibits, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

     11.5.     FEES AND EXPENSES.

     (a) Except as provided in SECTION 11.5(b), whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (b)(1) To compensate Forstmann Little & Co. and its affiliates for incurring the costs and expenses related to the transactions contemplated hereby and the forgoing by Forstmann Little & Co. or its affiliates of the opportunity with respect to their investment in Purchaser in connection herewith, the Company agrees that it shall pay to Forstmann Little & Co. and its affiliates, in such manner as is designated by Forstmann Little & Co., an aggregate amount equal to $45,000,000 (the "COMMITMENT AMOUNT") if this Agreement is terminated
(i) by the Company pursuant to SECTION 10.1(c); (ii) by the Purchaser (x) pursuant to SECTION 10.1(d) (unless the event described therein occurs solely as a result of the Purchaser's willful breach in any material respect of its representations, warranties or obligations contained herein) or (y) pursuant to
SECTION 10.1(b)(iii) because of the failure of the condition set forth in paragraph (d) of EXHIBIT A as a result of the Company's willful breach or willful failure to comply in any material respect with any of its material obligations under this Agreement; or (iii) pursuant to SECTION 10.1(b)(iii) at a time when the Minimum Condition shall not have been satisfied and, either
(x) during the term of this Agreement or within 12 months after the termination of this Agreement, the Board of Directors recommends an Alternative Proposal or the Company enters into an agreement providing for an Alternative Proposal or a majority of the outstanding shares of Common Stock is acquired by a third party (including a "group" as defined in the Exchange Act) (a "STOCK ACQUISITION") which Alternative Proposal (or another Alternative Proposal by the same or a related person or entity) was made prior to the termination of this Agreement, or (y) during the term of this Agreement or within two months after the termination of this Agreement, the Board of Directors recommends an Alternative Proposal or the Company enters into an agreement providing for an Alternative Proposal or a Stock Acquisition occurs.

     The Commitment Amount shall be payable (x) at the time of termination if such Amount becomes payable pursuant to clause (i) above, (y) on the next business day following termination if such Amount becomes payable pursuant to clause (ii) above, and (z) on the next business day following the earliest of the recommendation of an Alternative Proposal, the entering into of an agreement providing for an Alternative Proposal or the occurrence of an Alternative Proposal, if such Amount becomes payable pursuant to clause (iii) above.

     (2) The Company shall reimburse the Purchaser and its affiliates for the documented reasonable out-of-pocket expenses of the Purchaser and its affiliates, but not in excess of $15,000,000 in the aggregate, incurred in connection with or arising out of the Offer, the Merger, this Agreement and the Ancillary Documents and the transactions contemplated hereby (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel, accountants and consultants, and printing expenses), regardless of when those expenses are incurred, if this Agreement is terminated
(i) by the Company pursuant to SECTION 10.1(c); (ii) by the Purchaser (x) pursuant to SECTION 10.1(d) (unless the event described therein occurs solely as a result of the Purchaser's willful breach in any material respect of its representations, warranties or obligations contained herein) or (y) pursuant to
SECTION 10.1(b)(iii)
because of the failure of the condition set forth in paragraph (d) of EXHIBIT A, or (iii) pursuant to SECTION 10.1(b)(iii) at a time when the Minimum Condition shall not have been satisfied and, either (x) during the term of this Agreement or within 12 months after the termination of this Agreement, the Board of Directors recommends an Alternative Proposal or the Company enters into an agreement providing for an Alternative Proposal or a Stock Acquisition occurs which Alternative Proposal (or another Alternative Proposal by the same or a related person or entity) was made prior to the termination of this Agreement, or (y) during the term of this Agreement or within two months after the termination of this Agreement, the Board of Directors recommends an Alternative Proposal or the Company enters into an agreement providing for an Alternative Proposal or a Stock Acquisition occurs. No amounts in reimbursement of expenses shall be payable pursuant to this paragraph (2) if the Commitment Amount has been paid. If the Company shall have reimbursed the Purchaser for expenses incurred by the Purchaser and its affiliates pursuant to this paragraph (2) and thereafter the Commitment Amount shall become payable pursuant to paragraph (1) of this Section 11.5(b), then the Commitment Amount shall be reduced by the amount of any reimbursed expenses.

     (3)  The Company acknowledges that the agreements contained in this
SECTION 11.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts owing pursuant to this SECTION 11.5(b) when due, the Company shall in addition thereto pay to the Purchaser and its affiliates all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the Purchaser at the prime rate of Chemical Bank as in effect from time to time during such period; provided, however, that no costs, expenses, or interest shall be paid in respect of any payment owing under clause
(y) of SECTION 11.5(b)(1)(ii). If the Company shall fail to pay the Commitment Amount when due, and the Purchaser shall notify the Company of such failure to pay, the Purchaser agrees that it will include in its notice to the Company a statement as to which clause of Section 11.5(b)(1) the Purchaser believes entitles it to payment.

     11.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the

Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

     11.7. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     11.8. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, "Subsidiary" shall mean, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization. "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 12b-2 under the Exchange Act. As used in this Agreement, "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole.

     11.9. INVESTIGATIONS. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

     11.10. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.11. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.12. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                   COMMUNITY HEALTH SYSTEMS, INC.


                                   By:
                                        --------------------------------------
                                        Name:
                                        Title:




                                   FLCH HOLDINGS CORP.


                                   By:
                                        --------------------------------------
                                        Name:
                                        Title:




                                   FLCH ACQUISITION CORP.

                                   By:
                                        --------------------------------------
                                        Name:
                                        Title:

                                    EXHIBIT A

                             CONDITIONS OF THE OFFER


     Notwithstanding any other term of the Offer, Merger Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such shares of Common Stock unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least a majority of the outstanding shares of Common Stock on a fully diluted basis (the "MINIMUM CONDITION"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of this Agreement and before the acceptance of such shares of Common Stock for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

          (a) there shall have been instituted or pending any litigation by the Government of the United States of America or any agency or instrumentality thereof (i) which seeks to challenge the acquisition by Purchaser or Merger Sub (or any of its affiliates) of shares of Common Stock pursuant to the Offer or restrain, prohibit or delay the making or consummation of the Offer or the Merger, (ii) which seeks to make the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Merger illegal, (iii) which seeks to impose limitations on the ability of Purchaser or Merger Sub (or any of their affiliates) effectively to acquire or hold, or to require the Purchaser, Merger Sub or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of their assets or business, (iv) which seeks to impose limitations on the ability of Purchaser, Merger Sub or their affiliates to exercise full rights of ownership of the shares of Common Stock purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company, or (v) which seeks to limit or prohibit any future business activity by Purchaser, Merger Sub or any of their affiliates, including, without limitation, requiring the prior consent of any person or entity (including the Government of the United States of America or any agency or instrumentality thereof) to future transactions by Purchaser, Merger Sub or any of their affiliates; or

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any Governmental Entity, any Law or there shall have been issued any injunction that results in any of the consequences referred to in subsection (a) above; or

          (c) this Agreement shall have been terminated in accordance with its terms; or

          (d) (i) any of the representations and warranties made by the Company in this Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date) or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement; or

          (e) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Purchaser or Merger Sub, shall have acquired beneficial ownership of more than 49% of the outstanding shares of Common Stock; or

          (f) except as set forth in the Company Reports or the Schedules to the Agreement, any change shall have occurred or be threatened which individually or in the aggregate has had or is continuing to have a material adverse effect on the prospects of the Company and its Subsidiaries, taken as a whole; or

          (g) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States, (ii) a declaration of any banking moratorium by federal or state authorities or any suspension of payments in respect of banks or any limitation (whether or not mandatory) imposed by federal or state authorities on the extension of credit by lending institutions in the United States, (iii) a commencement of a war, armed hostilities or any other international or national calamity directly or indirectly involving the United States, other than any war, armed hostilities or other international calamity involving the former Yugoslavia, (iv) any mandatory limitation by the federal government on the extension of credit by banks or other financial institutions generally, (v) any increase of 500 or more basis points in the prime rate as announced by Chemical Bank, measured from the date of this Agreement, or (vi) in the case of the foregoing clause (iii), if existing at the time of the commencement of the Offer, in the reasonable judgment of the Purchaser, a material acceleration or worsening thereof.

     The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances (including any action or inaction by the Purchaser or the Company) giving rise to any such condition and may be waived by Purchaser or Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not theretofore accepted for payment shall forthwith be returned by the depositary to the tendering stockholders.